Exhibit 12.1

Intervest Mortgage Corporation and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges

For the Year Ended December 31, 2004
($ in thousands)
Earnings before income taxes	$4,379
Fixed charges (1)	7,945
Earnings before income taxes and fixed charges	$12,324
Earnings to fixed charges ratio	1.6 x

For the Year Ended December 31, 2003
($ in thousands)
Earnings before income taxes	$3,255
Fixed charges (1)	7,140
Earnings before income taxes and fixed charges	$10,395
Earnings to fixed charges ratio	1.5 x

For the Year Ended December 31, 2002
($ in thousands)
Earnings before income taxes	$2,773
Fixed charges (1)	6,288
Earnings before income taxes and fixed charges	$9,061
Earnings to fixed charges ratio	1.4 x

For the Year Ended December 31, 2001
($ in thousands)
Earnings before income taxes, less effect of extraordinary item, net	$1,073
Fixed charges (1)	6,511
Earnings before income taxes and fixed charges	$7,584
Earnings to fixed charges ratio	1.2 x

	For the Year Ended December 31, 2000
($ in thousands)
Earnings before income taxes	$241	(2)
Fixed charges (1)	8,018	(2)
Earnings before income taxes and fixed charges	$8,259
Earnings to fixed charges ratio	1.0 x	(2)

(1) Fixed charges represent interest on debentures and amortization of debenture offering costs.
(2) Restated to give effect to Financial Accounting Standard Board’s Statement No. 145.